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                                                         Exhibit 99(a)

                            Entergy Arkansas, Inc.
             Computation of Ratios of Earnings to Fixed Charges and
       Ratios of Earnings to Combined Fixed Charges and Preferred Dividends

                                                                          Twelve Months Ended              September 30,
                                                             1996     1997      1998      1999      2000      2001
Fixed charges, as defined:
  Total Interest Charges                                   $106,716  $104,165   $96,685   $97,023  $101,600  $108,751
  Interest applicable to rentals                             19,121    17,529    15,511    17,289    16,449    14,881
                                                           ----------------------------------------------------------
Total fixed charges, as defined                             125,837   121,694   112,196   114,312   118,049  $123,632

Preferred dividends, as defined (a)                          24,731    16,073    16,763    17,836    13,479    13,435
                                                           ----------------------------------------------------------

Combined fixed charges and preferred dividends, as defined $150,568  $137,767  $128,959  $132,148  $131,528  $137,067
                                                           ==========================================================
Earnings as defined:

  Net Income                                               $157,798  $127,977  $110,951   $69,313  $137,047  $177,251
  Add:
    Provision for income taxes:
       Total                                                 84,445    59,220    71,374    54,012   100,512   128,751
    Fixed charges as above                                  125,837   121,694   112,196   114,312   118,049   123,632
                                                           ----------------------------------------------------------

Total earnings, as defined                                 $368,080  $308,891  $294,521  $237,637  $355,608  $429,634
                                                           ==========================================================

Ratio of earnings to fixed charges, as defined                 2.93      2.54      2.63      2.08      3.01      3.48
                                                           ==========================================================

Ratio of earnings to combined fixed charges and
 preferred dividends, as defined                               2.44      2.24      2.28      1.80      2.70      3.13
                                                           ==========================================================


------------------------
(a) "Preferred dividends," as defined by SEC regulation S-K, are computed by dividing the preferred dividend requirement by one hundred percent (100%) minus the income tax rate.


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